Exhibit 99.1

Getty Realty Corp. Announces Revised Results of Operations for the Quarter and
Year Ended December 31, 2007

Significant Portion of Deferred Rent Receivable Reserved at Year End

JERICHO, NY, March 18, 2008 - Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”) announced that as a result of events arising subsequent to its announcement on February 5, 2008 of the Company’s preliminary results of operations for the quarter and year ended December 31, 2007, the Company is revising its preliminary results of operations for those periods.

The Company notes that that the continued deterioration in the financial condition and results of operations of Getty Petroleum Marketing Inc. (“Marketing”), the Company’s primary tenant, has caused the Company to review its assessment of whether it could reasonably assume that it would collect all of the rent due to it under leases with Marketing (the “Marketing Leases”).  As a result and as further described in the Company’s Current Report on Form 8-K (the “Form 8-K”) filed today with the Securities and Exchange Commission (the “SEC”), the Company has provided a non-cash $10.5 million reserve for the full amount of the deferred rent receivable recorded as of December 31, 2007 related to the deferred rent receivable for approximately 40% of the properties (“Subject Properties”) leased to Marketing under the Marketing Leases.  This reserve is reflected in the Company’s results of operations for the fourth quarter and year ended December 31, 2007.

Taking this reserve negatively impacts the Company’s results of operations for the fourth quarter and year ended December 31, 2007.  As a result, the Company cautions its investors, shareholders and other parties that the preliminary results of operations of the Company included in the February 5, 2008 press release and the related information discussed on the conference call on February 6, 2008 should not be relied upon.

The revised results of operations of the Company for the quarter and year ended December 31, 2007 are as follows:

Net earnings decreased by $8.8 million to $33.9 million for the year ended December 31, 2007 as compared to $42.7 million for the year ended December 31, 2006.  Earnings from continuing operations were $28.1 million for the year ended December 31, 2007 as compared to $42.3 million for the year ended December 31, 2006, a decrease of $14.2 million.  Net earnings and earnings from continuing operations for 2007 reflect a non-cash $10.5 million reserve for the full amount of the deferred rent receivable for the Subject Properties recorded as of December 31, 2007, higher environmental, general and administrative, depreciation and amortization and interest expenses and lower income tax benefit, which were partially offset by additional rental revenue from properties acquired and rent escalations as compared to the prior year.  If the amount of the non-cash reserve were added to our actual net earnings and net earning from continuing operations, as compared to 2006, our net earnings would have increased by $1.7 million to $44.4 million, or $1.79 per share, for the year ended December 31, 2007 and our earnings from continuing operations would have decreased by $3.7 million to $38.6 million for the year ended December 31, 2007. These supplemental non-GAAP measures are provided to assist in the analysis of our performance for 2007, as compared to 2006, exclusive of the material impact of the non-cash reserve on our results and are defined and reconciled to net earnings in the financial tables at the end of this press release.

The Company incurred a net loss of $0.6 million for the quarter ended December 31, 2007 as compared net earnings of $9.8 million for the quarter ended December 31, 2006.  The Company had a loss from continuing operations of $0.8 million for the quarter ended December 31, 2007 as compared to earnings from continuing operations of $9.7 million for the quarter ended December 31, 2006.  The loss from continuing operations for the quarter ended December 31, 2007 was due to the non-cash $10.5 million reserve for the full amount of the deferred rent receivable for the Subject Properties recorded as of December 31, 2007, higher general and administrative, depreciation and amortization and interest expenses and lower other income which were partially offset by lower environmental expenses and additional rental revenue from properties acquired and rent escalations as compared to the same period in 2006.  If the amount of the non-cash reserve were added to our actual net earnings and net earning from continuing operations for the quarter, as compared to 2006, net earnings would have increased by $1.3 million to $11.1 million for the quarter ended December 31, 2007 and earnings from continuing operations would have been comparable to the quarter ended December 31, 2007.  These supplemental non-GAAP measures are provided to assist in the analysis of our performance for 2007, as compared to 2006, exclusive of the material impact of the non-cash reserve on our results and are defined and reconciled to net earnings in the financial tables at the end of this press release.

The financial results for the quarter and year ended December 31, 2007 include the effect of the $84.6 million acquisition of convenience stores and gas station properties from FF-TSY Holding Company II LLC (successor to the Trustreet Properties, Inc.) which was substantially completed by the end of the first quarter of 2007. In addition, the Company acquired nine properties and redeveloped one property during the twelve months ended December 31, 2007 for an aggregate cost of $6.0 million. Approximately $3.3 million of those acquisitions were funded with the proceeds from dispositions of real estate using tax free exchanges, as permitted by the Internal Revenue Code.

The operating results and gains or losses from certain dispositions of real estate have been reclassified as discontinued operations. Discontinued operations for the quarter and year ended December 31, 2007 are primarily comprised of gains on dispositions of real estate and the rental revenue from those properties, including early lease termination income.

Funds from operations, or FFO, were $2.4 million for the quarter and  $37.6 million for the year ended December 31, 2007, as compared to $11.5 million and $49.0 million for the respective prior year periods.  If the amount of the non-cash reserve were added to FFO, as compared to 2006, FFO would have decreased by $1.0 million to $48.0 million, or $1.94 per share, for the year ended December 31, 2007.  Adjusted funds from operations, or AFFO, were $11.6 million for the quarter and $43.8 million for the year ended December 31, 2007, as compared to $10.8 million and $45.3 million for the respective prior year periods.

The decrease in FFO for the quarter ended December 31, 2007 was primarily due to the non-cash $10.5 million reserve described above, higher general and administrative and interest expenses and lower other income which were partially offset by lower environmental expenses and additional rental revenue from properties acquired and rent escalations, but exclude the increases in depreciation and amortization expense and the increases in gains on dispositions of real estate.  The decrease in FFO for the year ended December 31, 2007 was primarily due to the non-cash $10.5 million reserve described above, higher environmental, general and administrative, and interest expenses and lower income tax benefit, which were partially offset by additional rental revenue from properties acquired and rent escalations, but exclude the increases in depreciation and amortization expense and the increases in gains on dispositions of real estate.  The increase in AFFO for the quarter and the decrease in AFFO for the year ended December 31, 2007 exclude the decreases in income tax benefit, deferred rental revenue and the increases in net amortization of above-market and below-market leases (which are included in net earnings and FFO but are excluded from AFFO).  FFO and AFFO are supplemental non-GAAP measures of the performance of real estate investment trusts and are defined and reconciled to net earnings in the financial tables at the end of this press release.

Diluted net earnings per share decreased by $0.38 per share for the quarter and by $0.36 per share for the year ended December 31, 2007 to $0.02 per share and $1.37 per share, respectively, as compared to $0.40 per share and $1.73 per share for the respective prior year periods.  FFO for the quarter and year ended December 31, 2007, were $0.10 per share and $1.51 per share, respectively, as compared to $0.46 per share and $1.98 per share for the respective prior year periods. AFFO for the quarter and year ended December 31, 2007, were $0.47 per share and $1.77 per share, respectively, as compared to $0.44 per share and $1.83 per share for the respective prior year periods.

Revenues from rental properties increased by $2.1 million for the quarter and by $6.6 million for the year ended December 31, 2007 to $20.1 million and $78.5 million, respectively, as compared to the respective prior year periods. Rent received increased by $2.0 million to $19.3 million for the quarter and by $6.1 million to $75.0 million for the year ended December 31, 2007, as compared to the respective prior year periods. The increases in rent received were primarily due to additional rental income from property acquisitions and rent escalations. In addition to rent received, revenues from rental properties include deferred rental revenues accrued due to recognition of rental income on a straight-line basis and net amortization of above-market and below-market leases related to the properties acquired in 2007.

Environmental expenses, net of estimated recoveries from state underground storage tank funds, for the quarter ended December 31, 2007 decreased by $0.6 million to $1.4 million and increased by $2.8 million to $8.2 million for the year ended December 31, 2007, as compared to the respective prior year periods. The net decrease in environmental expenses for the three months ended December 31, 2007 was primarily due to lower change in net estimated environmental costs and lower environmental related litigation expenses. The net increase in environmental expenses for the year ended December 31, 2007 was primarily due to $1.9 million of higher net change in estimated environmental costs and higher environmental related litigation expenses. The increase in the change in estimated environmental costs for the year ended December 31, 2007 includes the increases in project scope or duration and related cost forecasts at a limited number of properties including one site that Getty agreed to remediate as a result of a legal settlement with the State of New York and regulator mandated project changes at other sites.

General and administrative expenses increased by $0.4 million for the quarter and by $1.1 million for the year ended December 31, 2007 to $1.9 million and to $6.7 million, respectively, as compared to the respective prior year periods. General and administrative expenses increased, in part, due to higher employee related expenses related to the previously disclosed resignation of Mr. Andrew Smith, Getty’s former President and Chief Legal Officer, during the fourth quarter of 2007. The increase in general and administrative expenses for the year ended December 31, 2007 was also due to higher professional fees and changes in insurance loss reserves recorded in 2007 as compared to 2006. The insurance loss reserves were established under Getty’s self-funded insurance program that was terminated in 1997.

Depreciation and amortization expense increased by $0.5 million for the quarter and by $1.9 million for the year ended December 31, 2007 to $2.6 million and $9.8 million, respectively, as compared to the respective prior year periods due to the acquisition of properties during 2007 and 2006.

Gains on dispositions of real estate, included in other income and discontinued operations, increased by an aggregate of $0.4 million to $0.8 million for the quarter and by $4.6 million to $6.2 million for the year ended December 31, 2007, as compared to the respective prior year periods.

Interest expense increased by $1.3 million to $2.3 million for the quarter and by $4.2 million to $7.8 million for the year ended December 31, 2007, as compared to the respective prior year periods primarily due to additional borrowings used to finance the acquisition of properties.

Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in ownership and leasing of convenience store/gas station properties and petroleum distribution terminals.  The Company owns and leases approximately 1,100 properties throughout the United States.

CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS.  THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. INFORMATION CONCERNING FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN OUR PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  WE UNDERTAKE NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
Assets:	2007	2006

Real Estate:
Land	$222,194	$180,409
Buildings and improvements	252,060	203,149
	474,254	383,558
Less – accumulated depreciation and amortization	(122,465)	(116,089)
Real estate, net	351,789	267,469
Deferred rent receivable (net of allowance of $10,494 at December 31, 2007)	24,915	32,297
Cash and cash equivalents	2,071	1,195
Recoveries from state underground storage tank funds, net	4,652	3,845
Mortgages and accounts receivable, net	1,473	1,784
Prepaid expenses and other assets	12,011	4,332
Total assets	$396,911	$310,922

Liabilities and Shareholders' Equity:

Debt	$132,500	$45,194
Environmental remediation costs	18,523	17,201
Dividends payable	11,534	11,284
Accounts payable and accrued expenses	22,176	11,668
Total liabilities	184,733	85,347
Commitments and contingencies	~~--~~	~~--~~
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 24,765,065 at December 31, 2007and 24,764,765 at December 31, 2006	248	248
Paid-in capital	258,734	258,647
Dividends paid in excess of earnings	(44,505)	(32,499)
Accumulated other comprehensive loss	(2,299)	(821)
Total shareholders' equity	212,178	225,575
Total liabilities and shareholders' equity	$396,911	$310,922

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006

Revenues from rental properties	$20,052	$17,931	$78,462	$71,904

Expenses:
Rental property expenses	2,275	2,322	9,356	9,684
Environmental expenses, net	1,385	1,949	8,247	5,476
General and administrative expenses	1,911	1,484	6,669	5,607
Allowance for deferred rent receivable	10,494	-	10,494	-
Depreciation and amortization expense	2,602	2,071	9,756	7,849
Total expenses	18,667	7,826	44,522	28,616
Operating income	1,385	10,105	33,940	43,288

Other income, net	115	491	1,923	1,859
Interest expense	(2,258)	(920)	(7,760)	(3,527)
Earnings (loss) before income taxes and discontinued operations	(758)	9,676	28,103	41,620
Income tax benefit	-	-	-	700
Earnings (loss) from continuing operations	(758)	9,676	28,103	42,320

Discontinued operations:
Earnings from operating activities	552	130	1,226	405
Gains on dispositions of real estate	793	-	4,565	-
Earnings from discontinued operations	1,345	130	5,791	405

Net earnings	$587	$9,806	$33,894	$42,725

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$(.03)	$.39	$1.13	$1.71
Earnings from discontinued operations	$.05	$.01	$.23	$.02
Net earnings	$.02	$.40	$1.37	$1.73

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$(.03)	$.39	$1.13	$1.71
Earnings from discontinued operations	$.05	$.01	$.23	$.02
Net earnings	$.02	$.40	$1.37	$1.73

Weighted average shares outstanding:
Basic	24,765	24,757	24,765	24,735
Stock options and restricted stock units	-	24	22	24
Diluted	24,765	24,781	24,787	24,759

Dividends declared per share	$.465	$.455	$1.850	$1.820

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Net earnings	$587	$9,806	$33,894	$42,725

Depreciation and amortization of real estate assets	2,608	2,080	9,794	7,883
Gains on dispositions of real estate	(793)	(429)	(6,179)	(1,581)
Funds from operations	2,402	11,457	37,509	49,027
Deferred rental revenue	(1,190)	(665)	(3,112)	(3,010)
Allowance for deferred rent receivable	10,494	-	10,494	-
Net amortization of above-market and below-market leases	(105)	-	(1,047)	-
Income tax benefit	-	-	-	(700)
Adjusted funds from operations	$11,601	$10,792	$43,844	$45,317

Diluted per share amounts:
Earnings per share	$.02	$.40	$1.37	$1.73
Funds from operations per share	$.10	$.46	$1.51	$1.98
Adjusted funds from operations per share	$.47	$.44	$1.77	$1.83

Diluted weighted average shares outstanding	24,765	24,781	24,787	24,759

In addition to measurements defined by generally accepted accounting principles (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including non-FFO items reported in discontinued operations) and extraordinary items. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and, accordingly, may not be comparable.

Getty believes that FFO is helpful to investors in measuring its performance because FFO excludes various items included in GAAP net earnings that do not relate to, or are not indicative of, Getty’s fundamental operating performance such as gains or losses from property dispositions and depreciation and amortization of real estate assets. In Getty’s case, however, GAAP net earnings and FFO include the significant impact of deferred rental revenue (straight-line rental revenue) and net amortization of above-market and below-market leases on its recognition of revenues from rental properties, as offset by the impact of collection reserves. Deferred rental revenue primarily results from fixed rental increases scheduled under certain leases with its tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases is recognized on a straight-line basis rather than when due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. GAAP net earnings and FFO may also include an income tax provision or benefit recognized due to adjustments in amounts accrued for uncertain tax positions related to being taxed as a C-corp., rather than as a REIT, prior to 2001. As a result, Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less straight-line rental revenue, net amortization of above-market and below-market leases and income taxes. In Getty’s view, AFFO provides a more accurate depiction than FFO of the impact of scheduled rent increases under these leases, rental revenue from in-place leases and Getty’s election to be taxed as a REIT beginning in 2001. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

Net earnings and FFO for the three months and year ended December 31, 2007 were reduced by the non-cash $10.5 million reserve for the deferred rent receivable recorded as of December 31, 2007 for approximately 40% of the properties leased to Marketing under the Marketing Leases. The table below adds back the non-cash reserve to our actual net earnings and FFO for the three months and year ended December 31, 2007. We believe that these supplemental non-GAAP measures are important to assist in the analysis of our performance for 2007, as compared to 2006, exclusive of the material impact of the non-cash reserve on our results.

	Three Months ended December 31, 2007			Year ended December 31, 2007
	Non- Adjusted	Reserve	As Adjusted	Non- Adjusted	Reserve	As Adjusted
Net earnings	$587	$10,494	$11,081	$33,894	$10,494	$44,388
Net earnings (loss) from continuing operations	(758)	10,494	9,736	28,103	10,494	38,597
Funds from operations	2,402	10,494	48,003	37,509	10,494	48,003

Contact	Thomas J. Stirnweis
(516) 478-5403